Exhibit 10.1

BB&T Corporation

Merger Completion Incentive Program - Summary

Under the Merger Completion Incentive Program (the “Incentive Program”) adopted on June 23, 2015 by the Compensation Committee of the BB&T Corporation Board of Directors (the “Committee”), an incentive may be paid to Executive Management upon the operational conversion of the Susquehanna Bank (“Susquehanna” ) banking operations into the Branch Banking and Trust Company (“BB&T”) banking operations. For purposes of the Incentive Program, the “operational conversion” occurs at the time that BB&T’s computer systems replace Susquehanna’s computer systems as the current and primary systems of record for the transactional and accounting data of Susquehanna. The occurrence of the operational conversion shall be determined by the Committee. When making its determination the Committee may reduce Incentive Program awards based on the Committee’s assessment of BB&T Corporation’s then current performance.

1.	Incentive Program Participants and Eligible Amounts

For each Executive Manager, an “Eligible Amount” was determined and is the maximum amount that may be awarded to the applicable Executive Manager under the Incentive Program upon the operational conversion with Susquehanna. The Eligible Amount for each of the “Named Executive Officers” included in the Summary Compensation Table of BB&T’s Proxy Statement for its 2015 Annual Meeting of Shareholders is set forth on a Current Report on Form 8-K dated June 23, 2015 and is incorporated by reference herein.

2.	Performance Period

The Incentive Program has a one-year performance period. To receive the Eligible Amount, the operational conversion must occur on or after June 23, 2015, but on or before June 23, 2016. The Eligible Amount will not be paid for the operational conversion occurring after June 23, 2016.

3.	Payment

Any award under this Incentive Program may be paid to each Executive Manager in cash, restricted stock units, or a combination thereof, as determined by the Committee. Payment will occur as soon as administratively practicable following the Committee’s determination that the operational conversion has occurred and determination of the award amount. Any portion of an award paid in cash and earned in a calendar year shall be paid to all Executive Managers no later than March 15 of the following calendar year. Any portion of an award paid in restricted stock units shall be awarded in accordance with the BB&T Corporation 2012 Incentive plan. All Incentive Program payments paid in cash are subject to regular tax withholdings and authorized deductions.

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4.	Termination of Employment

If an Executive Manager’s employment terminates during the performance period, participation in the Incentive Program ends on the date of termination, and the Executive Manager will no longer be eligible to receive any Incentive Program payments.

5.	Authority of Compensation Committee

The Committee shall have the authority to determine the amount of any awards under this Incentive Program, to construe and interpret the Incentive Program, to administer all aspects of the Incentive Program, and, to the extent mandated by any statute, regulation, or formal or informal guidance issued by any regulatory authority with jurisdiction over BB&T Corporation, to modify or terminate the Incentive Program. Any interpretation of the Incentive Program by the Committee and any decision made by it with respect to the Incentive Program are final and binding on all parties.

6.	Governing Law

This Incentive Program shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law, and in accordance with applicable United States federal laws.

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